AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT
                 _______________________________________________

     THIS AMENDMENT (this "Amendment") to the Transfer Agency Services Agreement (the "Agreement") by and between PFPC INC., a Massachusetts corporation ("PFPC"), and Tweedy, Browne Fund Inc., the undersigned investment company (the "Fund"), is made as of May 24, 2007. Capitalized terms used but not defined herein shall have the same meaning as in the Agreement.

     1. Services. In addition to the services set forth in the Agreement, PFPC shall provide to the Fund the services set forth in Exhibit A hereto relating to the obligations of the Fund under SEC Rule 22c-2 under the Investment Company Act of 1940, as amended ("Rule 22c-2"), and the Fund will pay to PFPC the fees and charges in respect of such services set forth in Exhibit B hereto. The Fund will enter into agreements with financial intermediaries (collectively, "Financial Intermediaries") under the terms of which such Financial Intermediaries will be instructed to provide data to the Fund pursuant to Rule 22c-2. A form of a notice which may be used to instruct each Financial Intermediary to provide data to PFPC is attached as Exhibit C hereto. PFPC shall not be liable to the Fund, its investors or any agents of the Fund, including its investment advisor(s), for any errors or omissions in any data provided to PFPC by any Financial Intermediaries or for compliance by the Fund with SEC Rule 22c-2. PFPC's sole obligation under this Section 1 shall be to provide the Fund with access to information relating to transactions in the Fund's shares based solely on information provided to PFPC by Financial Intermediaries.

     2. Systems. In providing the services described in Exhibit A hereto, PFPC may, pursuant to licenses or other agreements (collectively, "Third Party Agreements") with one or more unrelated parties (collectively, "Third Party Providers"), utilize information, data, technology and systems (collectively, "Third Party Systems") licensed or otherwise provided to PFPC by such Third Party Providers. The Fund will not use or disclose any information relating to Third Party Systems, and the Fund will be subject to such restrictions and limitations with respect to use of Third Party Systems as are applicable to PFPC under Third Party Agreements and provided in writing to the Fund.

     3. Indemnification. The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the securities laws, rules and regulations of the United States (including SEC Rule 22c-2) or of any state and any foreign country) arising directly or indirectly from any action or omission to act which PFPC takes or fails to take in connection with the provision of services to the Fund pursuant to this Amendment. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard in the performance of PFPC's activities under this Amendment. The provisions of this Section 3 shall survive termination of this Amendment.


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4. Responsibility of PFPC.

          (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Amendment. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Amendment to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

          (b) Notwithstanding anything in this Amendment to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

          (c) PFPC agrees to keep and maintain all data received from the Financial Intermediaries ("Shareholder Records and Information") secure and confidential. PFPC acknowledges that it has adopted policies and procedures that address administrative, technical, and physical safeguards for the protection of the Shareholder Records and Information. PFPC further warrants that these policies and procedures are reasonably designed to (i) insure the security and confidentiality of the Shareholder Records and Information; (ii) protect against any anticipated threats or hazards to the security or integrity of the Shareholder Records and Information; (iii) protect against unauthorized access to or use of Shareholder Records and Information; (iv) properly dispose of the Shareholder Records and Information by taking reasonable measures to protect against unauthorized access to, or use in connection with its disposal; and (v) ensure that all Shareholder Records and Information shall be transmitted and received using data security and encryption technology that is standard in the industry. PFPC shall promptly notify the Fund in writing of any unauthorized access to or disclosure of the Shareholder Records and Information.

          (d) Notwithstanding anything in this Amendment to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for those arising out of or related to this Agreement and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided under the Agreement during the six (6) months immediately prior to the date of such loss or damage.


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          (e) The Fund may not assert a cause of action against PFPC or any of its affiliates relating to this Amendment that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

          (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

          (g) The provisions of this Section 4 shall survive termination of this Amendment.

     5. Effective Date. This Amendment shall be effective as of the date hereof. Except as set forth in this Amendment, the Agreement shall continue in full and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

                                        PFPC INC.

                                        By: /s/ Michael DeNofrio
                                            ____________________________________

                                        Name: Michael DeNofrio

                                        Title: Executive Vice President, Senior
                                        Managing Director


                                        Tweedy, Browne Fund Inc.


                                        By: /s/ M. G. Rosenberger
                                            ____________________________________

                                        Name: M. G. Rosenberger

                                        Title: VP & COOO


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                                    EXHIBIT A
                                    Services

o The PFPC 22 c-2 system (the "System") is intended to enable the Fund to manage data requests to, and to access and analyze data provided by, Financial Intermediaries as required by SEC Rule 22c-2.

o Pursuant to agreements between the Fund and Financial Intermediaries, Financial Intermediaries will deliver to PFPC, in electronic format, information on transactions effected in Fund shares.

o The Fund may use the System to access data that is provided to PFPC by Financial Intermediaries or that is otherwise available to PFPC through NSCC for Financial Intermediaries that are NSCC members. The Fund may also use the System to request data from non-NSCC members.

o The System is intended to be generally available to the Fund from 8:00 am to 6:00 pm Eastern Time during regular trading days, subject to periodic unavailability due to maintenance, upgrades, testing and potential System failures.

o PFPC will work with the Fund to develop an implementation program with the objective of launching the System not later than the effective date of SEC Rule 22c-2. The implementation program will seek to identify and access sources of relevant data, including identification of omnibus accounts, Financial Intermediaries, NSCC membership status, CUSIPs, Fund shareholder accounts and Fund trading and redemption policies as set forth in the Fund's SEC registration statement and prospectuses. Designated representatives of the Fund will have access to the System. The System will be tested and de-bugged as necessary.

o The System implementation schedule will vary depending on the profile and requirements of the Fund, but is estimated to take at least 3-6 weeks. PFPC will provide project oversight and coordination, planning and review. PFPC will also assist the Fund in testing the System and training designated Fund representatives in use of the System.

o PFPC will consider enhancements and improvements on request, with fees at rates to be negotiated.


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                                    EXHIBIT B
                                Fees and Charges

This Fee Schedule Summary represents the pricing as set forth at date of contract execution.

Implementation Fee:                 $200 per hour (will be invoiced monthly). (See Exhibit A
                                    for implementation services)

Monthly Base Fee:                   $3,000 (to begin first day of initial download and this fee shall not be prorated for any partial months)

Transaction Storage Fee:            $275 per month per million transactions (or fraction
                                    thereof) stored (will be invoiced monthly)

Customized system
development (if applicable):        $200 per hour (will be invoiced as incurred)

Training:                           One day of on-site training included. Additional training
                                    can be procured at the rate of $150 per hour, plus travel and expenses.

Non Standard Data
Processing Charge:                  Will be quoted upon request

Out of Pocket expenses:             Will include NSCC data charges per transaction. Out of
                                    pocket expenses not detailed above will be invoiced as
                                    incurred. Services requested over and above those
                                    contained within this agreement would be evaluated at the
                                    time of request.


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                                    EXHIBIT C

                     Notification to Financial Intermediary

A copy of the following letter (or a letter in substantially the same form) may be used by Customer to notify each relevant Financial Intermediary that it is to send Shareholder Data to PFPC.


To: Financial Intermediary

RE: Compliance with Securities and Exchange Commission Rule 22c-2 under the Investment Act of 1940, as Amended (the "Rule")

This letter is being sent to you (sometimes referred to as "Financial Intermediary") pursuant to and subject to that certain Information Sharing Agreement that has been executed by and between us (the "22c-2 Agreement"). This letter relates to and applies to the separate series of Tweedy, Browne Fund Inc. for which you are a Financial Intermediary (the "Funds").

Please accept this letter as our authorization for the following:

     Provision of Shareholder Data to PFPC Inc. Financial Intermediary is authorized to provide PFPC Inc., the agent of the Funds, such information as may be required pursuant to the 22c-2 Agreement (the "Shareholder Data"). The Shareholder Data provided to PFPC Inc. (or an entity further designated by PFPC Inc.) should be transmitted electronically in a format consistent with the Enhanced PR3 (Client Data Share File) or the NSCC Standardized Data Reporting Format without any cost or charge.

Should you have any questions, please contact the undersigned at _______________ [Insert Phone Number].

                                                      Authorized Signature,


                                                      [Insert Name and Title]